CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our report dated December 12, 2007 of General New York Municipal Bond Fund, Inc., which is incorporated by reference in this Registration Statement on Form N-1A of General New York Municipal Bond Fund, Inc.

Ernst + Young LLP

ERNST & YOUNG LLP

New York, New York
February 27, 2008